Exhibit 10.6

July 20, 2023
Ryan Benton
4ryanb@gmail.com
Chief Financial Officer (CFO)
Dear Ryan,
Congratulations! We are pleased to confirm that you have been selected to work for Silvaco Group Inc. and we are delighted to make you the following job offer.
The position that we are offering is that of Chief Financial Officer (CFO) and you will report directly to Babak Taheri, Chief Executive Officer (CEO).

Base Salary:	$ 340,000 annually ($ 14,166.67 /semi-monthly). You will be eligible for a base salary adjustment at the same time as other senior executives in 2024.

Incentive Bonus Plan:
You are also eligible to receive an annual performance bonus under the Company’s Incentive Bonus Plan as approved by the Compensation Committee of the Board (the “Committee”). Your target bonus opportunity will be thirty-five percent (35%) of your annualized base salary (prorated for time worked during 2023). Any bonus payment will be subject to the terms approved by the Compensation Committee and generally be paid in Q1 of the year following the completion of the Company’s fiscal year.

Location:	Remote - CA

Stock Incentive Plan:
Silvaco maintains a Stock Incentive Plan (the “Plan”) that is used to reward employees and provide incentive to create sustainable shareholder value. You will be eligible for annual awards under the Plan as approved by the Committee. The Company currently awards Restricted Stock Units (RSU’s) to employees under the Plan. RSUs generally vest 25% at the end of the 1st year from the day of grant and

4701 Patrick Henry Drive, Building 23 | Santa Clara, California | 408.567.1000

Exhibit 10.6

RSU	Subject to the approval of the Board of Directors, this offer of employment provides you with the opportunity to be awarded up to 460,000 RSUs under the Plan as follows:

–Employment RSUs. 150,000 RSUs shall be awarded upon your hire date and vest quarterly over a four-year period with a one-year cliff subject to (i) your continued employment at the Company on each vesting date; and (ii) the consummation of a Liquidity Event (as defined in the Company’s certificate of incorporation). The Employment RSU award will include 50% acceleration of the unvested Employment RSUs upon the successful completion of a Liquidity Event or IPO;
–IPO-Contingent RSUs. 100,000 RSUs shall be awarded within 30 days following the consummation of the IPO (as defined below) and vest quarterly over a four-year period with a one-year cliff subject to (i) your continued employment at the Company on each vesting date; and (ii) the consummation of the Company’s initial public offering of its common stock in an underwritten public offering (the “IPO”) prior to June 30, 2024. For the avoidance of doubt, if the IPO is not consummated prior to June 30, 2024, the IPO-Contingent RSUs will be not be awarded;
–Revenue-based RSUs. 60,000 RSUs shall be awarded within 30 days after your hire date and vest in three separate tranches after two conditions have been met, specifically (i) your continued employment at the Company on each vesting date over a four year period with a one year cliff; and (ii)(a) 20,000 RSUs will vest when the Company achieves revenues of $75 million during any consecutive twelve month period during the four year period commencing after You join the Company; (b) 20,000 RSUs will vest when the Company achieves revenues of $90 million during any consecutive twelve month period during the four year period commencing after You join the Company; and (c) 20,000 RSUs will vest when the Company achieves revenues of $120 million during any consecutive twelve month period during the four year period commencing after You join the Company. For the avoidance of doubt, any unvested RSUs at the end of the four-year period will be forfeited; and
–Market Price RSUs. 150,000 RSUs shall be awarded 30 days following the consummation of the IPO, as follows;

◦40,000 RSUs shall vest quarterly over a four-year period with a subject to (i) your continued employment at the Company on each vesting date; and (ii) the Company’s VWAP stock price for 50 out of 60 consecutive trading days exceeds 125% of the price at which the Company sells its common stock to the underwriters in the IPO;

4701 Patrick Henry Drive, Building 23 | Santa Clara, California | 408.567.1000

Exhibit 10.6

◦50,000 RSUs shall vest quarterly over a four-year period with a subject to (i) your continued employment at the Company on each vesting date; and (ii) the Company’s VWAP stock price for 50 out of 60 consecutive trading days exceeds 150% of the price at which the Company sells its common stock to the underwriters in the IPO; and

◦60,000 RSUs shall vest quarterly over a four-year period subject to (i) your continued employment at the Company on each vesting date; and (ii) the Company’s VWAP stock price for 50 out of 60 consecutive trading days exceeds 200% of the price at which the Company sells its common stock to the underwriters in the IPO.

CIC Severance	We currently have an "Executive CIC Plan” in place. However, such plan is currently under review and the Board plans certain updates prior to any IPO or liquidity event, and will engage with the executives on any update to the same. You will engage as an executive level participant in the current and revised plan. Such plan will address treatment of 280G parachute payments, treatment of severance benefits under Section 409A and the terms of equity acceleration tied to a CIC related termination, among other things.
Non-CIC Severance Benefit
Your employment with the Company is at-will and may be terminated by you or by the Company at any time for any reason. However, in the event that your employment is terminated by the Company without Cause or by you or for Good Reason, each as defined below) you shall be entitled to receive the “Severance Benefits”.
“Cause” shall mean termination of your employment as a result of your material personal dishonesty, willful misconduct that results in harm to the Company, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order “Good Reason” shall mean any one of the following that occurs without your written consent: (i) a material diminution in your responsibilities, authority, title or duties (which for the avoidance of doubt, shall include interference by the Company’s Board of Directors in the day to day operating activities of the Company; (ii) a material diminution in your Base Salary; (iii) the Company requiring you to change your principal place of employment to a location more than 25 miles from your principal place of employment on your start date; and (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. In order to invoke a termination for Good Reason, you shall provide written notice to the Company of the existence of one or more of the events, circumstances or conditions described in clauses (i) through (iv) within 90 days following your knowledge of the initial existence of such events, circumstances or conditions, specifying in reasonable detail the events,
4701 Patrick Henry Drive, Building 23 | Santa Clara, California | 408.567.1000

Exhibit 10.6
circumstances or conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the events, circumstances or conditions if such events, circumstances or conditions are reasonably subject to cure. In the event that the Company fails to remedy the events, circumstances or conditions constituting Good Reason during the Cure Period (if applicable), your resignation from employment for Good Reason must occur, if at all, within 180 days following the initial existence of such events, circumstances or conditions in order for such termination as a result of such condition to constitute a termination of employment for Good Reason. Your mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iv) shall not affect your ability to terminate employment for Good Reason and your death following delivery of a notice of termination for Good Reason shall not affect your estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.
“Severance Benefits” shall mean all the following. (i) Company shall pay to Executive a cash payment equal to twelve (12) months of Executive’s Base Salary and annual bonus at target level at the rate in effect immediately prior to Executive’s date of termination (ignoring any reductions that would give rise to Good Reason) payable in a lump sum within 30 days of the termination date; (ii) the Company shall pay your COBRA premiums for you and your eligible dependents for a period of twelve (12) months following your termination date and (iii) Each Employment RSU held by you that would have become vested during the twelve (12) month period following the date of termination shall automatically become vested (with respect to any time-based vesting requirement, and any forfeiture restrictions or rights on repurchase thereon shall lapse) or shall otherwise be accelerated in accordance with the company’s executive change in control plan if applicable.
In addition to salary, incentive plan, and stock, Silvaco Inc. provides its employees with a generous benefit package that includes:
•Heath, Dental and Vision Benefits
•FSA Accounts (Medical and Dependent Care)
•Travel Assistance
•Flexible time off
•401(k)-retirement savings plan with a 1.5% company contribution based on employee participation
Your employment with Silvaco, Inc. will be on an at-will basis, which means you and the company are free to terminate the employment relationship at any time for any reason. This letter is not a contract or guarantee of employment for a definite amount of time.
4701 Patrick Henry Drive, Building 23 | Santa Clara, California | 408.567.1000

This job offer is contingent upon the following:
•Completion of a satisfactory background check.
•Completion of a satisfactory credit check.
•Execution of an employment/noncompete/confidentiality agreement.
We are excited to have you become a part of the Silvaco team and for you to bring your considerable expertise to this position. We would like for you to start work on August 7, 2023.
✓  Human Resources will arrange your first day orientation via zoom.
If you have any questions, please contact me directly.
To confirm your intention to join Silvaco, Inc., please sign and return this original no later than July 21, 2023.

Sincerely,

/s/Babak Taheri
Babak Taheri
Chief Executive Officer (CEO)
btaheri@silvaco.com
I have read and understood the provisions of this offer of employment, and I accept the above conditional job offer. I understand that my employment with Silvaco is considered at will, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice. Notwithstanding the at-will nature of this employment, I understand that I may be entitled to severance payments and benefits as detailed above in this agreement upon termination of my employment under certain conditions.

/s/Ryan Benton	07/20/2023
Ryan Benton	Date